EXHIBIT 3.4


                             AMENDMENT NO. 1 TO THE
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                               CLARUS CORPORATION


       THE AMENDED AND RESTATED BY-LAWS OF CLARUS CORPORATION, A DELAWARE CORPORATION (THE "BY-LAWS"), SHALL BE AMENDED AS FOLLOWS:

       1. Article II, Section 8 of the By-laws is hereby amended by deleting such section in its entirety and inserting the following new Article II, Section 8 in lieu thereof:

          "Section 8. Voting of Shares.Each outstanding share of voting capital stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders, except as otherwise provided in the Certificate of Incorporation of the Corporation. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these by-laws, if a quorum is present (a) directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (b) the affirmative vote of the holders of a majority of the votes cast except as may be otherwise prescribed by law, the Certificate of Incorporation of the Corporation, or these by-laws."

       2. Article II, Section 10 of the By-laws is hereby amended by deleting such section in its entirety and inserting the following new Article II, Section 10 in lieu thereof:

          "Section 10. Action Without Meeting. Any action which the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed, before or after such action, by a majority of the stockholders who would be entitled to vote upon the action at a meeting. The consent shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any person seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the board of directors within ten days of the date on which such a request was received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by applicable law, shall be the first date on (after the ten-day period) which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the board of directors adopts the resolution taking such prior action. If by law, the Corporation is required to give its nonvoting stockholders written notice of the proposed action, it shall do so at least ten (10) days before the action is taken, and such notice must contain or be accompanied by the same material that would have been required by law to be sent to nonvoting stockholders in a notice of meeting at which the proposed action would have been submitted to the stockholders for action."

      I hereby certify that the foregoing is a full, true and correct copy of Amendment No. 1 to the Amended and Restated By-laws of Clarus Corporation, a Delaware Corporation, as in effect on the date hereof.

Dated: December 6, 2002

/s/Nigel P. Ekern
-------------------------------
Nigel P. Ekern,
Secretary of Clarus Corporation


                                       60